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                                                                    EXHIBIT 10.1

[LOGO] ma(c)rovision                                     Macrovision Corporation
                                                           2830 De La Cruz Blvd.
                                                           Santa Clara, CA 95050

                                                            (408) 562-8400  Main
                                                             (408) 567-1800  Fax

                                                             www.macrovision.com

July 22, 2005

Mr. James Budge
[Address]
[Address]

Dear James,


I am pleased to offer you the position of Executive Vice President and Chief Financial Officer at Macrovision Corporation (the "Company"), reporting to me. This job location is based in our offices located at 2830 De La Cruz Blvd. in Santa Clara and does not involve telecommuting. In your role you will be responsible for all worldwide finance functions.

Your compensation will consist of base salary of $275,000 annually. You will also be eligible to participate in our EIP (Executive Incentive Plan). For 2005, the EIP will provide you a payout at 100% achievement of targets equal to 50% of the prorated portion of your base salary earned during 2005, of which eighty percent (80%) payment for 2005 shall be guaranteed. For 2006 and subsequent years, the EIP bonus payout is based 50% on the Company meeting both its revenue plan and EBIT plan and 50% on your achievement of specific individual objectives that you and I will develop together, with the bonus payout at 100% achievement equal to 50% of your base salary earned during such year. In order to receive an EIP bonus for a given year, you must be employed by the Company at the time such bonus payment is due (typically in March of the following year) and, except for calendar year 2005, such bonus payment shall not be prorated for any interim periods. Enclosed is a copy of the 2005 EIP plan document.

Additionally, you will receive a 200,000 share stock option grant, which will need formal approval by the Compensation Committee of the Board of Directors. The price per share for this grant will be set at the closing market price of Macrovision Corporation stock (NASDAQ: MVSN) on your first day of employment. These options will have a term of five years; will become vested and exercisable over three years in accordance with the standard Company vesting plan (one-sixth (1/6) on the first anniversary of your first day of employment, one-third (1/3) vesting in equal monthly increments over your second year and the remaining one-half (1/2) vesting in equal monthly increments over the third year), provided that you continue in employment; and will be subject to the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan.

The Company currently provides annual refresh stock option grants that are typically awarded twice per year (in March and September) based on performance and prior initial grant levels (which program may be curtailed if FASB implements mandatory stock option expensing, and may be changed at the discretion of the Board). Notwithstanding the above, the Company will make refresh stock option grants to you in 2006 and 2007 for 75,000 shares of the Company's common stock each year, divided equally between the two semiannual grant dates each year. The exercise price per share for each of these options will be set at the closing market price of Macrovision Corporation common stock on the date of grant. The refresh options will each have terms similar to those of the initial grant and will be subject to the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan or a successor plan.

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As a Macrovision employee, you will receive our standard benefits including
Flexible Time Off (FTO), Paid Holidays, Medical, Dental, Life, Accidental Death and Dismemberment, Long-term and Short-term Disability coverage, and enrollment in our Employee Stock Purchase Plan (ESPP), Medical Spending Plan and 401(k) Plan, descriptions of which have been included with this letter. Additionally, your salary, along with your performance, will be reviewed consistent with the Company's policies from time to time.

In compliance with the Immigration Reform and Control Act of 1986, we are responsible for verifying employment eligibility of all new employees. If you choose to accept our offer, please bring with you on your first day documents that show both proof of your identity and your eligibility to work (i.e., state-issued driver's license, U.S. passport, social security card, birth certificate, etc. as described on the enclosed sheet). This offer of employment is contingent upon your providing the appropriate identification and the completion of a background check, which we will complete upon receipt from you of the enclosed form granting our approval.

As Macrovision's relationship with employees is at-will, either you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. As part of this offer, we will provide you with our standard Executive Severance and Arbitration Agreement that will be effective from your first day on the job. The intent of such agreement is to protect you and provide for accelerated stock option vesting and a minimum of 6 months' severance pay should a `Change of Control' (as such term is defined in the Executive Severance and Arbitration Agreement) of the Company occur and should you lose your job or have your job materially diminished in title, job function, or salary as a result.

Any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that Macrovision has violated any state or federal civil rights laws shall be submitted to binding arbitration under the administration of the American Arbitration Association. It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision, and that it may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by the CEO of Macrovision.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Macrovision from his or her previous employers any drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that the Macrovision policy prohibits the transfer or use of such material from other employers. Additionally, as a condition of employment, all employees must sign a Proprietary Information and Inventions Agreement, as well as our Securities Trading Policy, both of which are provided to you with this letter.

James, I look forward to your joining Macrovision and helping us grow our finance department capabilities to meet the challenges of scaling our business. I am confident that your personality and approach to business is a perfect fit with our culture and our team orientation. If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to Macrovision no later than July 26, 2005.

Sincerely,

/s/ Fred Amoroso

Fred Amoroso
President/CEO

Agreed & Accepted:  /s/ James Budge                                 7/26/05
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